Open Energy Corporation Acquires WaterEye
and its proprietary remote water monitoring systems

Company plans to demonstrate first commercial Suncone
Desalination product in the first quarter of 2007

Solana Beach, Calif., December 22, 2006 - Open Energy Corporation (OTC BB: OEGY), a renewable energy company focused on the development of solar technologies that produce renewable energy, fresh water and related resources, today signed a definitive agreement to acquire privately-held WaterEye Corporation in an all stock transaction worth approximately $3 million.

David Saltman, President and CEO of Open Energy Corporation, stated: “This is a strategic acquisition for our company. WaterEye has developed proprietary remote monitoring and display technology for water systems, with customers that include GE Water, Siemens, Dow, Dupont and Poseidon Resources. This same monitoring package will be important as we launch Suncone CSP systems next year.”

Saltman continued, “Tom Wolfe, founder and president of WaterEye, will join our management team as Open Energy’s Senior Vice President of Engineering and Development. He and his engineering team in Grass Valley are already coordinating with our CTO, Ron Gangemi, to complete the engineering and industrial design of Suncone Desal. We are working to demonstrate our first commercial unit in the first quarter of 2007.”

Tom Wolfe commented: “The ability to utilize solar energy to desalinate water is very exciting. Up to 50% of the cost of producing potable water is directly attributable to energy consumption. Many areas of the world where fresh water is most needed lack access to grid power or simply can not afford the costs of diesel fuel. Once we demonstrate the capabilities of SunCone Desal, I think many organizations around the world will take notice.”

About Open Energy Corporation

Open Energy Corp. focuses on the development and commercialization of renewable energy products and technologies for a wide range of applications including solar energy, power production, and water desalination. The Company pursues these objectives through acquisitions, strategic partnerships, technology transfer opportunities, and other business strategies. The Company’s mission is to harness the power of sun to meet the growing resource demands of sustainable 21st Century development.

About Water Eye

Water Eye is headquartered in Grass Valley, California and provides secure ASP based remote monitoring and diagnostic services to the water and wastewater treatment industries. This proprietary software grew out of the Company’s work as system integrators and software developers for ultra pure water systems refineries, power stations, municipal water treatment plants, and high tech manufacturing facilities. WaterEye president Tom Wolfe is one of the pioneers in reverse osmosis technology. He has also designed large and small systems utilizing ion exchange, micro-filtration and thermal disinfection. He is the author of numerous reports and publications in the field.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Open Energy Corporation has little or no control.

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